                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement    / /  Confidential, for Use of the Commission
                                    Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               YELLOW CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               YELLOW CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          [YELLOW CORPORATION LOGO]

                               YELLOW CORPORATION
                                 10777 Barkley
                          Overland Park, Kansas 66211

                         ------------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Yellow Corporation (the "Company") will be held at the Radisson Hotel Overland Park, 8787 Reeder Road, Overland Park, Kansas, on April 25, 1996 at 9:30 a.m., Central Daylight Time, to consider the following matters:

       I.   The election of three directors;
      II.   the approval of an amendment to the Certificate of Incorporation eliminating the classification of the Board of Directors and reducing the minimum number of directors from 9 to 5;
     III.   the approval of a plan to pay fifty (50) percent of the Board and Committee retainers of non-employee directors in Company common stock restricted for three
            (3) years;
      IV.   the approval of the appointment of Arthur Andersen LLP as independent public accountants of the Company for 1996; and
       V.   the transaction of such other business as may properly come before such meeting or any adjournment thereof.

     Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

     The close of business on February 23, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States.

     If you attend the meeting in person, you may revoke your proxy and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned.

                                          By Order of the Board of Directors:


                                          WILLIAM F. MARTIN, JR.
Overland Park, Kansas                     WILLIAM F. MARTIN, JR.
March 12, 1996                            Secretary

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                               YELLOW CORPORATION
                                 10777 Barkley
                          Overland Park, Kansas 66211

                                  INTRODUCTION

     This statement is furnished in connection with the solicitation by the Board of Directors of Yellow Corporation (the "Company"), a Delaware corporation, of proxies for use at the 1996 Annual Meeting of Stockholders of the Company, to be held at the Radisson Hotel Overland Park, 8787 Reeder Road, Overland Park, Kansas (the Company's telephone is 913/967-4300; mailing address P.O. Box 7563, Overland Park, Kansas 66207), at 9:30 a.m., Central Daylight Time, on April 25, 1996, and at any and all adjournments thereof. The Company's Annual Report (including audited financial statements) for the year ended December 31, 1995 accompanies this Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, which will be mailed to stockholders on or about March 15, 1996. The Annual Report is not part of this proxy soliciting material except to the extent specifically incorporated herein by reference. A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K and the quarterly reports on Form 10-Q may be obtained without charge by writing the Treasurer of the Company at the above mailing address.

         MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING OF THE COMPANY

     At the annual meeting, the Company's stockholders will consider and vote upon (1) the election of three directors; (2) the approval of an amendment to the Certificate of Incorporation eliminating the classification of the Board of Directors and reducing the minimum number of directors from 9 to 5; (3) the approval of a plan to pay fifty (50) percent of the Board and Committee retainers of non-employee directors in Company common stock restricted for three
(3) years; and (4) the approval of the appointment of Arthur Andersen LLP as independent public accountants of the Company for 1996.

                               VOTING AND PROXIES

RECORD DATE; VOTING RIGHTS

     Stockholders of record as of the close of business on February 23, 1996 will be entitled to notice of and to vote at the Annual Meeting of Stockholders of the Company or any adjournment thereof. On such date the Company had outstanding 28,105,797 shares of common stock, par value $1.00 per share ("Common Stock"), which constitute the Company's only outstanding voting securities. Each share of Common Stock has one vote. Unless marked to the contrary, proxies received will be voted (1) for the election to the Board of all nominees to the Board of Directors; (2) for the approval of an amendment to the Certificate of Incorporation eliminating the classification of the Board of Directors; (3) for the approval of a plan to pay fifty (50) percent of the Board and Committee retainers of non-employee directors in Company common stock restricted for three (3) years; (4) for the approval of the appointment of Arthur Andersen LLP as independent public accountants of the Company for 1996; and (5) in the discretion of the Proxy Committee on such other business as may properly come before the meeting.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting. Attendance at the meeting does not by itself constitute revocation of the proxy. Approval of the elimination of the classified Board of Directors and the Director Stock Plan requires the affirmative vote of a majority of the outstanding shares as of the record date. The election of directors shall be determined by a plurality of the votes cast. Determination of the appointment of Arthur Andersen LLP as independent public accountants shall be by a majority of the votes cast.

     Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast.

SOLICITATION OF PROXIES

     The cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such respective brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

                    SUBMISSION OF PROPOSALS BY STOCKHOLDERS

     Stockholders' proposals intended to be presented at the 1997 annual meeting must be received by November 11, 1996 to be eligible for inclusion in the proxy materials.

                             PRINCIPAL STOCKHOLDERS

     As of December 31, 1995, the persons known to the Company to be beneficial owners of more than five percent of the Company's outstanding shares of Common Stock, the number of shares beneficially owned by them and by all executive officers and directors as a group, and the percent of such shares so owned were:

                                                                AMOUNT AND NATURE
                         NAME AND ADDRESS                         OF BENEFICIAL       PERCENT
                        OF BENEFICIAL OWNER                         OWNERSHIP         OF CLASS
    ----------------------------------------------------------- -----------------     --------
    George E. Powell, Jr. .....................................     2,152,502(1)(3)     7.7%
      10777 Barkley
      Overland Park, Kansas
    George E. Powell III.......................................     1,587,957(2)(3)     5.6%
      10777 Barkley
      Overland Park, Kansas
    Boatmen's Bancshares, Inc. ................................     2,647,466(4)        9.4%
      One Boatmen's Plaza
      St. Louis, Missouri
    Norwest Corporation........................................     2,196,050(5)        7.8%
      Norwest Center
      Sixth and Marquette
      Minneapolis, Minnesota
    Pioneer Management Corporation.............................     1,830,000(6)        6.5%
      60 State Street
      Boston, Massachusetts
    All executive officers and directors as a group............     2,463,901(7)        8.8%
      (15 persons)

     (1) George E. Powell, Jr., Chairman of the Board, had the following voting and investment powers with respect to such shares: (a) sole voting power, 660,102 shares; (b) shared voting power, 1,458,600 shares; (c) sole investment power, 660,102 shares; and (d) shared investment power, 1,458,600 shares. Mr. Powell, Jr. disclaims beneficial ownership of 1,553,428 of such shares, 33,800 of which are owned by his wife, and 1,519,628 of which he holds solely in a fiduciary capacity.

     (2) George E. Powell III, President and Chief Executive Officer, had the following voting and investment powers with respect to such shares: (a) sole voting power, 250,483 shares; (b) shared voting power, 1,333,174 shares; (c) sole investment power, 248,534 shares; and (d) shared investment power, 1,333,174 shares. Mr. Powell III disclaims beneficial ownership of 1,337,474 of such shares, 1,303,000 of which are owned by a charitable foundation of which he is one of five directors, 30,174 of which he holds solely in a fiduciary capacity under the Missouri Transfer to Minors Law and 4,300 of which are owned by his wife.

     (3) Beneficial ownership of 1,303,000 of such shares is attributed to both Mr. Powell, Jr. and Mr. Powell III, because they are two of five directors of The Powell Family Foundation, a private charitable foundation, which owns the shares. The other directors of the Foundation are Barbara P. Allen, Marilyn P. Rinker and Nicholas K. Powell.

     (4) According to information provided to the Company, Boatmen's Bancshares, Inc. had the following voting and investment powers with respect to such shares:
(a) sole voting power, 492,326 shares; (b) shared voting power, 600 shares; (c) sole investment power, none; and (d) shared investment power, 2,603,667 shares.

     Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc., held 2,205,076 of such shares as trustee under the Company's Retirement Savings Plan. Participants in the Retirement Savings Plan have the right to instruct the trustee as to the voting of shares held by the plan and as to whether such shares should be tendered in the event of a tender offer.

     (5) According to information provided to the Company, Norwest Corporation, Inc., had, through certain of its subsidiaries, the following voting and investment powers with respect to such shares: (a) sole voting power, 1,793,950 shares; (b) shared voting power, 200 shares; (c) sole investment power, 2,195,250 shares; and (d) shared investment power, 300 shares. Norwest Corporation disclaims beneficial ownership of all shares for the purposes of Sections 13, 14, or 16 of the Securities Exchange Act of 1934.

     (6) According to information provided to the Company, Pioneer Management Corporation had the following voting and investment powers with respect to such shares: (a) sole voting power, 1,830,000 shares; (b) shared voting power, none;
(c) sole investment power, 83,000 shares; and (d) shared investment power, 1,747,000 shares.

     (7) This total avoids duplication due to the attribution of beneficial ownership of 1,303,000 shares to both Mr. Powell, Jr. and Mr. Powell III referred to in note (3) above. Executive officers' and directors' share ownership includes: 9,667 shares held in employee stock plans; 3,670 shares which officers had the right to acquire within 60 days of such date through the exercise of stock options pursuant to the Company's 1983 Stock Option Incentive Plan; 2,152,502 shares attributed to George E. Powell, Jr., to which notes (1) and (3), above, apply; 1,587,957 shares attributed to George E. Powell III, to which notes (2) and (3), above, apply; 200 shares owned by relatives of other executive officers or directors as to which such executive officers or directors disclaim beneficial ownership; and 1,303,000 shares owned by a charitable foundation which duplicate shares referred to in notes (1), (2) and (3), above, and with respect to which beneficial ownership is disclaimed.

                            I. ELECTION OF DIRECTORS

     At the meeting, three directors are to be elected to hold office until the 1999 Annual Meeting and until their successors are elected and have qualified. The remaining directors will continue to serve as set forth below. If the proposal relating to the elimination of the classified Board of Directors is approved, the Board of Directors will no longer be divided into three classes, the term of office of each director will end at the 1997 Annual Meeting of stockholders and all directors will be elected for one-year terms commencing with the 1997 Annual Meeting of Stockholders. If any nominee should be unable to stand for election as a director, it is intended that the shares represented by proxies will be voted for the election of such substitute as management may nominate.

     The following tables set forth information with respect to each director and each nominee for election as a director of the Company. George E. Powell III is the son of George E. Powell, Jr. No other director or nominee has any family relationship with any other director or executive officer of the Company.

                                                                               SHARES OF STOCK OWNED
                                                                               BENEFICIALLY (1)(2),
    NAME; PAST SERVICE                    PRINCIPAL OCCUPATION;               DIRECTLY OR INDIRECTLY,
      TERM OF OFFICE                       DIRECTORSHIPS; AGE                 AS OF DECEMBER 31, 1995
---------------------------   ---------------------------------------------   -----------------------
                              NOMINEES FOR ELECTION AS DIRECTORS
Klaus E. Agthe.............   Director and North American Liaison for the                1,000
  Director since 1984         VIAG Group, Munich, Germany (an international
                              holding company) (Since January 1993);
                              formerly chief executive officer in charge of
                              operations in eastern Germany for Asea Brown
                              Boveri A.G., Berlin, Germany, (January 1991
                              -- December 1992); Executive Vice President
                              of Asea Brown Boveri Inc., Stamford, CT
                              (January 1990 -- December 1991); and
                              President and Chief Executive Officer of Asea
                              Brown Boveri Inc., Purchase, NY (January 1988
                              -- January 1990); 65
Howard M. Dean.............   Chairman and Chief Executive Officer                         500
  Director since 1987         (formerly President and Chief Executive
                              Officer) of Dean Foods Company, Franklin
                              Park, IL (processor and distributor of food
                              products); Director of Nalco Chemical Company
                              and Ball Corporation; 58
George E. Powell III.......   Chief Executive Officer of the Company (since          1,587,957
  Director since 1984         July 1990); President of the Company (since
                              October 1987); formerly President of Yellow
                              (October 1987 -- May 1992); 47
                              DIRECTORS CONTINUING IN OFFICE
Ronald T. LeMay............   Director, President and Chief Operating                        0
  Director since 1994         Officer of Sprint Corporation, Kansas City,
  Term expires 1997           MO (Telecommunications) (since February
                              1996), and Chief Executive Officer of the
                              Sprint Telecommunications Venture; Vice
                              Chairman of Sprint Corporation (March 1995 --
                              February 1996); Director, President, and
                              Chief Operating Officer, Long Distance
                              Division, Sprint Corporation (October 1989 --
                              March 1995); 50
John C. McKelvey...........   President and Chief Executive Officer of                     390
  Director since 1977         Midwest Research Institute, Kansas City, MO
  Term expires 1997           (scientific and technical research); 62

                                                                               SHARES OF STOCK OWNED
                                                                               BENEFICIALLY (1)(2),
    NAME; PAST SERVICE                    PRINCIPAL OCCUPATION;               DIRECTLY OR INDIRECTLY,
      TERM OF OFFICE                       DIRECTORSHIPS; AGE                 AS OF DECEMBER 31, 1995
---------------------------   ---------------------------------------------   -----------------------
William L. Trubeck.........   Senior Vice President-Finance and Chief                      300
  Director since 1994         Financial Officer of SPX Corporation,
  Term expires 1997           Muskegon, MI (equipment manufacturer for
                              motor vehicle industry) (since November
                              1994); formerly Senior Vice President and
                              Chief Financial Officer of Honeywell, Inc.,
                              Minneapolis, MN (April 1993- October 1994);
                              Chief Financial Officer, White & Case, New
                              York, NY (1991-1993); Executive Vice
                              President, Finance & Chief Financial Officer,
                              NWA, Inc., St. Paul, MN (1989-1990); Director
                              of Bush Bros. and Great Lakes Aviation; 49
M. Reid Armstrong..........   President of Yellow Freight System, Inc.                   7,101
  Director since 1992         ("Yellow"), the Company's principal operating
  Term expires 1998*          subsidiary (since May 1992); Executive Vice
                              President of the Company and of Yellow
                              (December 1991 -- May 1992); Senior Vice
                              President (prior to December 1991); 58
David H. Hughes............   Formerly Director (Vice Chairman 1986-1990),               4,500
  Director since 1973         President and Chief Operating Officer of
  Term expires 1998*          Hallmark Cards, Inc., Kansas City, MO
                              (greeting cards); Director of Western
                              Resources, Inc.; 67
George E. Powell, Jr.......   Chairman of the Board (formerly also Chief             2,152,502
  Director since 1952         Executive Officer) of the Company; Director
  Term expires 1998*          of Butler Manufacturing Co., Inc.; 69

* Subject to the proposed amendment to the Certificate of Incorporation to eliminate the classified Board of Directors.

     (1) These figures include shares beneficially owned by certain members of the families of the following directors or nominees for director, as to which shares the director or nominee disclaims beneficial ownership: Mr. Powell, Jr., 33,800 shares; Mr. McKelvey, 200 shares; and Mr. Powell III, 34,474 shares. Also included are 155,600 shares owned by a charitable foundation with respect to which Mr. Powell, Jr. shares voting and investment powers, and 61,028 shares owned by a trust with respect to which Mr. Powell, Jr. has sole voting and investment powers. Mr. Powell, Jr. has no other beneficial interest with respect to such shares and disclaims beneficial ownership thereof. Included in the totals for both Mr. Powell, Jr. and Mr. Powell III are 1,303,000 shares owned by a private charitable foundation with respect to which each shares voting and investment powers with others and as to which each disclaims beneficial ownership.

     (2) The percentage of the Company's outstanding stock owned by each director and nominee for director is less than one percent, except for Mr. Powell, Jr. and Mr. Powell III, whose respective percentages of beneficial ownership are reflected in the section titled "Principal Stockholders," above.

              STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

     The Board of Directors held five regularly scheduled meetings and two special telephonic meetings during 1995.

     Audit Committee. The Audit Committee consisted of John C. McKelvey, David
H. Hughes and William L. Trubeck for the April meeting. The Audit Committee consisted of William L. Trubeck, David H. Hughes and Howard M. Dean for the October and December meetings. The Committee's functions include consulting with the Company's independent public accountants concerning the scope and results of the audit, reviewing the evaluation of internal accounting controls and inquiring into special accounting-related matters.

     Compensation Committee. The Compensation Committee consisted of Howard M. Dean, Klaus E. Agthe and Ronald T. LeMay for the February and April meetings. The Compensation Committee consisted of Klaus E. Agthe, Ronald T. LeMay and John
C. McKelvey for the October and December meetings. The Committee's functions include making recommendations to the Board of Directors regarding compensation of officers and approving compensation strategies for executive officers; reviewing actions relating to officer compensation; and setting policy for the Company's pension and profit sharing plans.

     Nominating Committee. The Nominating Committee consists of the Chairman of the Board and the Chairmen of the Audit and Compensation committees. It met once during the last fiscal year. The Committee's functions include considering nominees for the Board of Directors and submitting to the whole Board for its consideration nominees approved by the Committee.

                            DIRECTORS' COMPENSATION

     Directors who are not full-time employees of the Company or any of its subsidiaries are paid an annual retainer for Board service of $23,000; an annual retainer for committee service of $1,200 for each committee on which a director serves (excepting directors on the Nominating Committee, who receive a committee attendance fee but not a separate committee retainer); an attendance fee of $1,300 for each Board meeting and $1,100 for each committee meeting attended; and are reimbursed or made whole for all costs and expenses of any kind incurred by them related to Board or committee meetings. Directors may elect to defer receipt of the retainer and attendance fees. If the proposal to pay non-employee directors fifty (50) percent of the Board and Committee retainers in Company common stock is approved, the stock award will be determined annually on the date of the Company's Annual Meeting of Stockholders, based on the closing price of the Company's common stock on that date and the then-applicable level of Board and Committee retainers. All such stock awards would be restricted for a period of three (3) years or the date of any non-employee director's retirement, disability, death, or not being renominated or re-elected to the Board, whichever occurs first. Directors who are full-time employees of the Company or any of its subsidiaries are not paid any retainer or attendance fees for service as members of the Board or any committee thereof.

     Mr. Powell, Jr. receives the annual retainer and meeting fees paid to other non-employee directors and receives an additional retainer from the Company with the result that his total annual payments from the Company equal $80,000. The Board of Directors has determined that the compensation of Mr. Powell, Jr., and any future ex-employee directors, should not mandatorily be subject to the stock plan. Mr. Powell, Jr. is an ex-employee who already has voting and investment powers in over two million shares of the Company's common stock.

     During the last fiscal year, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board held during the period he was a director and of committees of the Board on which he served during the period that he was a director.

                             EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company or certain of its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993 of those persons who were, at December 31, 1995, (i) the President and Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company or certain of its subsidiaries. The compensation of Robert W. Burdick, former Senior Vice President of Corporate Development and Public Affairs of the Company, who resigned on November 30, 1995, is included since he would otherwise have qualified as one of the four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                              ---------------------------------
                                             ANNUAL COMPENSATION                      AWARDS            PAYOUTS
                                           -----------------------            ----------------------    -------
               (A)                 (B)       (C)          (D)        (E)          (F)          (G)        (H)       (I)
                                                                   (2)OTHER    RESTRICTED    OPTIONS/    LTIP      (3)ALL
       NAME AND PRINCIPAL                                BONUS      ANNUAL       STOCK        SARS      PAYOUTS    OTHER
            POSITION               YEAR   SALARY ($)    ($)(1)     COMP.($)   AWARDS(S)($)    (#)         ($)     COMP.($)
---------------------------------  ----   ----------   ---------   --------   ------------   --------   -------   --------
George E. Powell III               1995     416,668           0        0            0            0         0       11,436
President, Chief Executive         1994     387,333      32,776        0            0            0         0            0
Officer, Yellow Corporation        1993     360,000           0        0            0            0         0        9,062

M. Reid Armstrong                  1995     340,560           0        0            0            0         0        9,410
President, Yellow Freight System,  1994     314,750      28,889        0            0            0         0            0
Inc.                               1993     290,000           0        0            0            0         0        8,264

Leo H. Suggs                       1995     263,107           0        0            0            0         0        2,250
President, Preston Corporation     1994     252,850           0        0            0            0         0        2,250(4)
                                   1993     240,726           0        0            0            0         0        6,983

Robert L. Bostick                  1995     207,022           0        0            0            0         0        6,564
Senior Vice President --           1994     201,703      34,548        0            0            0         0            0
Operations Administration,         1993     190,800           0        0            0            0         0        6,983
Yellow Freight System, Inc.

Herbert A. Trucksess, III          1995     200,688           0        0            0            0         0        3,323
Senior Vice President of Finance   1994     176,250           0        0            0            0         0          974(4)
and Treasurer, Yellow              1993     150,000           0        0            0            0         0        1,161(4)
Corporation

Robert W. Burdick                  1995     216,918           0        0            0            0         0        7,235
Former Senior Vice President --    1994     236,062      25,503        0            0            0         0            0
Corporate Development/Public       1993     226,400           0        0            0            0         0        8,005
Affairs, Yellow Corporation

     (1) No executive officer bonuses were paid for 1994. The amounts paid in 1994 represent the payment of deferred bonuses for 1993, as described in the Compensation Committee Report on Executive Compensation.

     (2) While the named executive officers receive certain perquisites from the Company or the involved subsidiary, such perquisites do not reach the threshold for reporting of $50,000 or ten percent of salary and bonus set forth in the applicable rule of the Securities and Exchange Commission.

     (3) The compensation reported for 1993 and 1995 includes (a) shares allocated to the accounts of certain of the named executive officers under the Company's Stock Sharing Plan and (b) with respect to Mr. Powell III, Mr. Armstrong and Mr. Burdick, the cash replacement of the stock sharing contributions to which Mr. Powell III, Mr. Armstrong and Mr. Burdick would have been entitled before application of legislative limitations. During 1994, there were no shares allocated under the Stock Sharing Plan.

     (4) The compensation reported for Mr. Suggs for 1995 represents Preston Corporation's matching contribution under Preston Corporation's 401(k) Plan. During 1995, Mr. Suggs contributed $9,240 to the Preston Corporation 401(k) Plan and such amount is included in the amount shown under salary. The compensation reported for Mr. Trucksess for 1994 and 1993 represents Preston Corporation's matching contribution under Preston Corporation's 401(k) Plan. Mr. Trucksess was an officer of Preston Corporation during 1993 and a portion of 1994.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table summarizes the value of the options and SARs held by the executive officers named in the Summary Compensation Table above. None of these officers exercised options or SARs in 1995. No options or SARs were granted during 1995.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR
                                    VALUE(1)

                                                                                          VALUE OF        VALUE OF
                                                          NUMBER OF       NUMBER OF      UNEXERCISED     UNEXERCISED
                                                         UNEXERCISED     UNEXERCISED    IN-THE-MONEY    IN-THE-MONEY
                                                         OPTIONS AT        SARS AT       OPTIONS AT        SARS AT
                                                         FY-END (#)      FY-END (#)      FY-END ($)      FY-END (#)
                       SHARES ACQUIRED      VALUE       EXERCISABLE/    EXERCISABLE/    EXERCISABLE/    EXERCISABLE/
         NAME          ON EXERCISE (#)   REALIZED ($)   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE
---------------------- ---------------   ------------   -------------   -------------   -------------   -------------
George E. Powell III          --              --           -0-/-0-         -0-/-0-         -0-/-0-         -0-/-0-
M. Reid Armstrong             --              --           -0-/-0-         -0-/-0-         -0-/-0-         -0-/-0-
Leo H. Suggs                  --              --           -0-/-0-         -0-/-0-         -0-/-0-         -0-/-0-
Robert L. Bostick             --              --           -0-/-0-         920/-0-         -0-/-0-         -0-/-0-
Herbert A. Trucksess,
  III                         --              --           -0-/-0-         -0-/-0-         -0-/-0-         -0-/-0-
Robert W. Burdick             --              --           -0-/-0-         -0-/-0-         -0-/-0-         -0-/-0-

     (1) The value of the Company's common stock on 12/31/95 was $12.375.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation program for the Company's executive officers is established to allow the organization to attract and retain the caliber of executive whose leadership skills will enable the Company and its subsidiaries to effectively compete in their market segments. Additionally, the programs are intended to act as an incentive for the executive to attain the highest level of organizational performance and profitability by rewarding the executive for increasing levels of profit and stockholder value.

     In conformance with the above compensation philosophy, the total annual compensation for all executive officers of the Company is determined by one base element -- salary -- and a potential annual incentive bonus. In addition, for those executive officers at the level of senior vice president or above at the Company or its Yellow Freight subsidiary, total annual compensation includes potential awards under the Company's Long-Term Incentive Plan.

     Salary for the Company's executive officers is determined by analysis of three factors consisting of (1) salary levels at service industries with gross revenues comparable to the Company; (2) evaluation of the individual executive officer's performance; and (3) the Company's ability to pay. While the three factors are not formally weighted, the Company's ability to pay is a threshold consideration. Individual executive performance is not evaluated by reference to specific performance targets or goals but rather is an overall, general evaluation process. While the Company has targeted the median of the range established by the competitive survey group, actual 1995 salaries for executive officers are generally below the median.

     Annual incentive bonuses are based on a performance formula derived from competitive survey data of service companies with gross revenues comparable to the Company's developed by Towers Perrin, a nationally recognized executive compensation consulting firm. This performance formula provides for increasing levels of payment once a minimum performance threshold is attained. Prior to 1995, the minimum performance threshold was measured by pre-tax operation ratio. In 1995, the Committee recommended, and the Company's Board approved, a change in the measurement of performance from pre-tax operating ratio to annual return on equity for the Company's executive officers, and annual interest adjusted return on capital for executive officers employed at its Yellow Freight subsidiary. The purpose of this change in measurement of performance was to align executive officer annual incentive awards more directly with the creation of stockholder value. The performance formula utilized thus is not based on performance targets but only on actual company results. No annual incentive bonuses were awarded to the Company's executive officers for 1995 since the minimum performance threshold was not attained for the year.

     The Compensation Committee has the authority to waive or readjust the performance formula that has been utilized for determining executive officers' annual incentive bonuses and did so for the first and only time in 1993. This waiver was occasioned by the anticipated negative impact in 1993 of completion of the Preston Corporation acquisition. The 1993 awards were deferred until 1994 and made contingent upon the Company or the involved subsidiary meeting or exceeding the performance threshold for any quarter in 1994. This contingency was satisfied in the third quarter of 1994 with respect to the Company and its Yellow Freight subsidiary, and accordingly executive officers employed by the Company or its Yellow Freight subsidiary received the deferred 1993 annual incentive bonuses in the fourth quarter of 1994. No separate incentive bonus was awarded to executive officers for 1994 since the performance threshold, while attained for individual quarters, was not attained for the entire year.

     Prior to 1995, the Company's Long Term Incentive Plan involved the award of either stock options, share appreciation rights, or restricted stock (all authorized by the Company's 1992 Stock Option Plan), with awards based on the criteria of pre-tax operating ratio that was also utilized prior to 1995 for computation of annual incentive bonuses. In 1995 the Compensation Committee recommended, and the Company's Board approved, a change in both the measurement of performance and the method of payout of any long-term incentive awards.

     The measurement of performance has been changed from annual pre-tax operating ratio to annual interest adjusted return on capital, contingent upon this return meeting or exceeding a predetermined threshold level of return designated in the award. In line with the similar change that was adopted with respect to awards of annual incentive bonuses, the purpose of this change in measurement of performance was to align executive officer long-term incentive awards more directly with the creation of stockholder value and to focus executive officer performance on long-term improvement in the Company's or the involved subsidiary's return on investment.

     With respect to the method of payout of any long-term incentive awards, while the awards still utilize the pre-1995 practice of basing awards on a three-year term of measurement, the Plan now utilizes deemed (or phantom) common stock awards. At the end of each year during the three-year term of the award, a positive or negative adjustment will be made to the account of each award recipient representing, for the number of shares awarded to each recipient, the Interest Adjusted Return on Capital, on a per-share basis, above or below the grant's threshold level. Per share return is determined by dividing Interest Adjusted Return by the total number of deemed common stock shares (28,500,000).

     It has been the Compensation Committee's practice to restrict awards to executive officers at the level of senior vice president or above at the Company or its Yellow Freight subsidiary. Since the performance formula is based entirely on actual Company results, the Compensation Committee in its deliberations does not consider the amount of any long-term incentive awards previously granted, or the aggregate size of current awards. Awards under the Company's Long Term Incentive Plan were granted in 1995 to all executive officers at the level of senior vice president or above at the Company and its Yellow Freight subsidiary. Given the three-year term of the awards, the value, if any, of these awards cannot be finally determined until December 31, 1997 (see separate discussion below of the circumstances pertaining to the award to CEO George E. Powell III). If an award ultimately results in a payout being due the recipient, the payout can be in the form of cash or shares of the Company's common stock (as authorized by the Company's 1992 Stock Option Plan), at the Compensation Committee's option.

     The Compensation Committee has the same authority to waive or readjust the threshold and method of computation utilized for determining awards under the Company's Long Term Incentive Plan that it has with respect to awards of annual incentive bonuses. No such waiver or readjustment of the threshold or method of computation has occurred with respect to the current award under the Company's Long Term Incentive Plan instituted in 1995 or any prior awards under the Company's 1992 Stock Option Plan.

                                CEO COMPENSATION

     The base salary of George E. Powell III is set at a level commensurate with competitive salaries for CEO positions of service industry companies with gross revenues comparable to the Company, using survey data developed by Towers Perrin, a nationally recognized executive compensation consulting firm. While Mr. Powell's base annual salary was increased by $40,000 in 1995 in order to bring his base salary more in line with the involved survey group, his base salary remains below the range midpoint of this group.

     No annual incentive bonus was granted Mr. Powell in 1995 for the same reasons documented above in the Compensation Committee's general discussion of executive officer compensation. Mr. Powell received a deferred 1993 annual incentive bonus in the fourth quarter of 1994, again for the reasons set forth in the Compensation Committee's above discussion of executive officer compensation. The deferred 1993 annual incentive bonus was the only bonus received by Mr. Powell in 1994.

     Mr. Powell received in 1995 an award under the Long Term Incentive Plan instituted in 1995. On January 17, 1996, Mr. Powell announced his intention to resign as CEO. Pursuant to the terms of the 1995 Long Term Incentive Plan, his resignation will result in the forfeiture of any account balance under the Plan. No award under the Company's previous long-term incentive plan was granted Mr. Powell in 1993 or 1994.

                                          Klaus E. Agthe, Chairman
                                          John C. McKelvey
                                          Ronald T. LeMay

                                          Members of the Compensation Committee

               EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS
                    AND TERMINATION OF EMPLOYMENT AGREEMENTS

     The Company has entered into Executive Severance Agreements (the "Agreements") with all the executive officers named in the Summary Compensation Table, as designated by the Board of Directors.

     In the event of a "Change in Control" of the Company followed within two years by (1) the termination of the executive's employment for any reason other than death, disability, retirement or "cause" or (2) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company's practice prior to the Change of Control, the Agreements provide that the executive shall be paid a lump sum cash amount equal to the sum of (a) two times the executive's highest compensation (salary plus bonus) for any consecutive 12-month period within the previous three years and (b) a cash amount equal to the unvested portion (if any) of any profit sharing account of the executive under any profit sharing plan of the Company or its subsidiaries. If the executive is within 10 years of his normal retirement age (65), then the executive would be paid three times such highest compensation. A termination is for "cause" if it is the result of a conviction of a felony by a court of competent jurisdiction, which is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction, which is no longer subject to direct appeal, that the executive is mentally incompetent or that he is liable for negligence or misconduct in the performance of his duty to the Company.

     "Change of Control" for the purpose of the Agreements shall be deemed to have taken place if: (i) A third person, including a "group" as defined in
Section 13(D)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of the Company and as a result thereof becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the continuing directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

     In addition, as described previously (see discussion of the "1992 Stock Option Plan"), the Compensation Committee has provided a "Limited Right" in connection with certain stock options held by the executive officer who is a party to an Agreement. In the event of the purchase of Company stock pursuant to a tender or exchange offer by a party other than the Company for 20% or more of the Company's then outstanding shares, the "Limited Right" allows the executive to receive from the Company, upon surrender of outstanding options, an amount in cash equal to the then fair market value of the shares for which the "Limited Right" is exercised, less the exercise price and applicable withholding taxes. The "Limited Right" may be exercised within 30 days after the first purchase of Company stock pursuant to the tender or exchange offer.

     On January 17, 1996, Director, President and Chief Executive Officer George
E. Powell III announced his intention to resign as President and Chief Executive Officer, pending the identification and hiring of his successor. Mr. Powell will remain as a director and is among the slate of nominees for director at the 1996 Annual Meeting of Stockholders. The Board of Directors has reached an understanding with Mr. Powell that he shall receive severance payments at his current salary level for a period of one and one-half years from the effective date of his resignation. During this one and one-half year period, Mr. Powell will continue to be eligible for certain fringe benefits, such as medical and insurance coverages, and will continue vesting under the Company's Defined Benefit Pension Plan. Pursuant to the terms of the 1995 Long Term Incentive Plan, Mr. Powell's resignation will result in the forfeiture of any account balance in the 1995 award granted Mr. Powell.

     The Company has entered into a Separation Agreement with Robert W. Burdick, former Senior Vice President, Corporate Development/Public Affairs of the Company, who resigned effective November 30, 1995. Pursuant to this Agreement, Mr. Burdick is to receive severance payments equal to two times his annual salary as of the effective date of his resignation paid out over a period of two years, two months, to be potentially reduced both in terms of amount and length of severance dependent upon Mr. Burdick engaging in other employment prior to completion of the severance payout period. During the severance payout period,

Mr. Burdick will continue to be eligible for certain fringe benefits, such as medical and insurance coverages, and will continue vesting under the Company's Defined Benefit Pension Plan. Pursuant to the terms of the 1995 Long Term Incentive Plan, Mr. Burdick's resignation will result in the forfeiture of any account balance in the 1995 award granted Mr. Burdick.

                            COMMON STOCK PERFORMANCE

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's common stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Transportation Composite Index for the period of five years commencing December 31, 1990 and ending December 31, 1995.

      Measurement Period          Yellow Cor-     S&P 500 In-     S&P Trans-
    (Fiscal Year Covered)          poration           dex          portation
DEC 90                                     100             100             100
                                        118.83          114.53          113.87
                                        115.93          114.27          121.82
                                        115.85          120.38          130.55
DEC 91                                  103.58          130.47          148.80
                                        113.17          127.17          149.99
                                        107.63          129.58          148.82
                                         98.11          133.66          143.67
DEC 92                                  110.02          140.39          161.68
                                         96.81          146.52          169.55
                                         76.85          147.24          170.04
                                        100.99          151.04          180.42
DEC 93                                  104.11          154.54          192.45
                                        100.74          148.69          180.27
                                         74.14          149.31          175.92
                                         80.46          156.61          165.00
DEC 94                                  104.38          156.58          161.33
                                         70.73          171.83          185.88
                                         81.17          188.24          193.35
                                         61.57          203.21          217.71
DEC 95                                   55.24          215.44          224.79

                             1992 STOCK OPTION PLAN

     On April 24, 1992, the stockholders approved the adoption of the 1992 Stock Option Plan (the "1992 Plan"). 800,000 shares of common stock are available for grant under the 1992 Plan. The 1992 Plan expires on April 25, 2002, in that no awards may be made after that date.

     The Company's 1992 Plan is administered by the Compensation Committee of the Board of Directors, none of whose members are eligible to receive an award under the 1992 Plan. The 1992 Plan covers executive, managerial, supervisory and professional employees of the Company and certain of its subsidiaries (including employee-directors and officers) and permits three types of awards: Grants of stock options, which are either Incentive Stock Options ("ISOs") or non-ISOs ("non-qualified options"); grants of stock options coupled with a grant of stock appreciation rights ("SARs"); and grants of restricted stock awards. The 1992 Plan also provides for share delivery to employees otherwise eligible for an award under the Plan in lieu of cash incentive awards under any management incentive plan. As detailed in the Report of the Compensation Committee on Executive Officer Compensation, the Long Term Incentive Plan adopted by the Company in 1995 will result in only the last of the enumerated powers granted the Compensation Committee being potentially utilized for current and future long-term incentive awards.

     In determining the grant of awards to eligible employees, the Compensation Committee may consider the nature of the services rendered or that the Committee expects may be rendered by the employee, the employee's present and potential contributions to the success of the business, the number of years of effective service the employee is expected to have and such other factors as the Committee may deem relevant.

     The option exercise price (or initial value in the case of an SAR) is 100% of the fair market value of the stock on the date of the grant, and may be paid in cash or by delivery of shares owned by the optionee. Options and SARs coupled with options become exercisable on the first anniversary of the date of the grant. Restrictions on the sale or transfer of restricted stock awarded under the 1992 Plan will be lifted on a specified percentage of the total award each year, beginning one year after the date of grant. The time at which SARs and certain options become exercisable or restrictions lapse on restricted stock award shares is accelerated upon the occurrence of certain events, such as total and permanent disability or death of an employee while in the employ of the Company or a subsidiary, if the Company is wholly or partly liquidated, or is a party to a merger, consolidation or reorganization in which it or an entity controlled by it is not the surviving entity, or upon the occurrence of certain events which may lead to a change of control of the Company. If not previously exercised, options or rights granted under the 1992 Plan expire either ten years or five years after the grant date. No options or SARs have yet been awarded under the 1992 Plan. Any options or SARs presently held by the executive officers named in the Summary Compensation Table were granted under the substantially similar predecessor 1983 Stock Option Incentive Plan ("the 1983 Plan"). No executive officer exercised options or SARs under the 1983 Plan in 1995. No executive officers were granted restricted stock awards in 1995.

                           DEFINED CONTRIBUTION PLANS

     Prior to January 1, 1995, the Company and certain of its subsidiaries' executive officers participated in two defined contribution plans -- the Yellow Freight Profit Sharing Trust and the Yellow Freight Stock Sharing Plan. Effective January 1, 1995, these plans were merged to create the Yellow Corporation Retirement Savings Plan. The Plan covers all the regular full-time and part-time office, clerical, sales, supervisory and executive personnel of the Company and participating subsidiaries (excluding directors who are not salaried employees) employed in the United States and not covered by a collective bargaining agreement. A total of 5,397 employees were participants in 1995.

     Each year the Board of Directors determines the amount of contributions to the trust based primarily upon the Company's profitability and/or the Plan's debt obligation. A contribution equal to the last scheduled principal and interest payment due, less dividend income, was made to the trust in 1995 equaling $4,435,524.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended by subsequent legislation, may prevent the contribution to or allocation under the defined contribution plans of the amount to which a participant would otherwise be entitled. The Company has a policy of replacing contributions to which a participant would have been entitled before application of the legislative limitations by means of an annual cash payment to affected participants. The policy allows a participant to defer any annual cash payment through a non-qualified, unfunded, deferred compensation arrangement, though no executive officer receiving such payment has elected deferral. Amounts paid to certain of the named executive officers in 1993 and 1995 under the Company's policy of cash replacement of Stock Sharing contributions subject to legislative limitations are set forth in Foot Note (3) of the Summary Compensation Table. No other executive officer qualified for such cash payments.

     Plan Provision. Two accounts are maintained for each participant, a Company Managed Account and an Employee Managed Account. Company contributions and forfeitures are allocated to the Company managed account, which vests at the rate of 20% per year of service. Vested benefits are paid upon termination of employment, but an active participant may withdraw a portion of his prior Profit Sharing Account, subject to certain limitations.

     The Plan trustee may borrow funds to finance purchases of Company stock (a "purchase loan"). Each year, the Company may make a contribution to the Plan from Company earnings. The amount of Company contributions can vary from year to year, according to Company profits. This contribution (and any dividends on shares of stock in the Plan purchased with an outstanding loan) may be used to repay any purchase loan. As the loan is repaid, stock will be allocated to each participant's account. If there is no loan outstanding, or if a contribution in excess of the amount needed to service debt on any outstanding loan is made, cash or stock purchased by the contribution will be allocated directly to each participant's Company Managed Account. Participants vote allocated shares; the Plan trustee votes unallocated shares in the same proportion as the allocated shares are voted.

     The numbers of shares allocated to a participant in any year is based on a formula that compares the participant's earnings with those of all other eligible employees. The shares allocated to the accounts of certain of the named executive officers in 1993 and 1995 are detailed in Footnote (3) to the Summary Compensation Table. No shares were allocated under the former Stock Sharing Plan in 1994.

     The Plan also contains provisions for a cash or deferred arrangement under
Section 401(k) of the Internal Revenue Code. This arrangement allows a participant to contribute up to 15% of his annual earnings before, or after, federal income taxes to his Employee Managed Account. For 1995, the maximum annual participant contribution was $9,240. There is no company matching contribution.

     A participant may choose to invest his Employee Managed Account among four investment alternatives. In addition, after reaching age 55 a participant may transfer 50% or 100% of his Company Managed Account's value into one or more of the four investment funds.

     Accounts become payable upon cessation of employment, retirement at or after age 65, and in the event of total and permanent disability or death. Participants have various options as to the time and method of payment. An active participant may withdraw a portion of his before-tax deposits, subject to certain limitations. After-tax deposits may be withdrawn for any reason.

     The amounts which the named executive officers chose to have deposited in the Section 401(k) portion of the Plan, subject to the 15% and maximum annual participant limitation, are included in the salary column of the Summary Compensation Table.

                          DEFINED BENEFIT PENSION PLAN

     The Company and certain of its subsidiaries' officers participate in a noncontributory, defined benefit pension plan. Such plan covers all regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and participating subsidiaries (excluding directors who are not salaried employees) who are at least age 21, are employed in the United States and are not otherwise covered by a pension plan under a collective bargaining agreement. Pension plan benefits are calculated solely on salaries and cash bonuses. Compensation reported in the Summary Compensation Table includes amounts which are not covered compensation under the pension plan. Participants are vested after five years of service.

     A participant retiring at age 65 will receive an annual pension benefit (single life basis) amounting to 1 2/3% of his final average annual compensation paid in the five highest consecutive years of the participant's last ten consecutive years of participation, multiplied by his total years of participation, the sum of which is reduced by 50% of the amount of his primary Social Security entitlement at retirement (prorated if participation is less than 30 years). The pension of the highest-paid executive officers will probably be reduced from the above formula because of ERISA limitations.

     The following table sets forth the gross annual benefits (single life at age 65), before deduction of the applicable primary Social Security offset amount (a maximum of 50% of the participant's primary Social Security benefits at 30 years of participation), payable upon retirement under the defined benefit pension plan for specified remuneration and years of service classifications, part of which may be paid pursuant to the supplemental retirement income agreements discussed below:

                              PENSION VALUE TABLE

                                           YEARS OF SERVICE
                           ------------------------------------------------
ELIGIBLE REMUNERATION(1)      15        20        25        30        35
------------------------   --------  --------  --------  --------  --------
        125,000              31,250    41,650    52,100    62,500    73,000
        150,000              37,500    50,000    62,500    75,000    87,500
        175,000              43,750    58,350    73,000    87,500   102,100
        200,000              50,000    66,650    83,350   100,000   116,650
        225,000              56,250    75,000    93,750   112,500   131,250
        250,000              62,500    83,350   104,150   125,000   145,850
        300,000              75,000   100,000   125,000   150,000   175,000
        350,000              87,500   116,650   145,850   175,000   204,150
        400,000             100,000   133,350   166,650   200,000   233,350
        450,000             112,500   150,000   187,500   225,000   262,500
        500,000             125,000   166,650   208,350   250,000   291,650
        550,000             137,500   183,350   229,150   275,000   320,850
        600,000             150,000   200,000   250,000   300,000   350,000
        650,000             162,500   216,650   270,850   325,000   379,150

          (1) Eligible Remuneration as used in this table is defined as final average covered compensation (salary and annual bonus) for the five highest consecutive years of the participant's last ten consecutive years of participation preceding termination of employment under the plan.

     ERISA, as amended by subsequent legislation, limits covered compensation under the pension plan to $150,000 in 1995 and imposes maximum annual benefit limitations, which may cause a reduction in the pension payable under the pension plan. The Company has entered into nonqualified, unfunded supplemental retirement income agreements with affected participants which are designed to provide those benefits intended by the pension plan before application of the legislative limitations.

     The named executive officers have credited years of service in the plan as follows: Mr. Powell III, 22 years; Mr. Armstrong, 22 years; Mr. Suggs, 7 years; Mr. Bostick, 30 years; and Mr. Trucksess, 1 year.

                               RELOCATION POLICY

     The Company and certain of its subsidiaries' officers, as well as other salaried employees, are covered by the Company's relocation policy. The policy reimburses employees for certain moving expenses when the employee is transferred to a new location and is required by the Company or its subsidiary to move his residence. Items covered by the policy include the expense of a trip to the new location to select a new home, car mileage expenses, certain expenses associated with terminating any lease at the old location, temporary living expenses at the new location, travel expenses for trips home during the transition period, cost of transporting certain household goods and reimbursement for en route travel expenses or airfare for transporting the employee's family to the new location. In addition, except for certain newly-hired employees moving to their initial assignment, transferred employees are paid a predetermined lump sum to cover miscellaneous moving costs and expenses.

     The policy pays closing costs on a home purchased by a transferred executive officer or other key employee. The policy also gives such an employee the option of either (1) selling his home at the old location for its estimated value to an employee relocation assistance firm or (2) selling his home himself or through a real estate agent. If the first option is chosen and the home sells for less than the amount paid to the employee, the relocation assistance firm is reimbursed by the Company for the difference between what it pays the employee and the selling price, plus its expenses, costs and fees. If the second option is chosen, the employee is reimbursed for normal selling expenses and receives a cash incentive for selling the home to a third party rather than selling it to a relocation assistance firm.

     In 1993, Preston Corporation made to Leo H. Suggs, President of that subsidiary, a $480,000 interest-free relocation loan effective May 3, 1993.

           II. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS AND
               REDUCE THE MINIMUM NUMBER OF DIRECTORS FROM 9 TO 5

     Article Fifth of the Corporation's Certificate of Incorporation provides for the classification of the Board of Directors into three classes, with each class being elected every three years, and contains other provisions relating to such classification concerning the filling of director vacancies. The Board of Directors has unanimously determined that the Certificate of Incorporation should be amended to eliminate the classification of the Board of Directors and has unanimously voted to recommend such amendment to the stockholders. A revised form of Article Fifth of the Certificate of Incorporation to accomplish this amendment is attached to this proxy statement as Exhibit A. If the proposed amendment is approved, the classified Board will be eliminated, the current terms of office of each director will end at the 1997 Annual Meeting of Stockholders, and directors will thereafter be elected for one-year terms at each Annual Meeting of Stockholders. In view of the proposed elimination of the three classes of directors, the Board of Directors further believes it is appropriate to reduce the minimum number of directors from 9 to 5.

     A classified Board of Directors has the effect of making it more difficult for a substantial stockholder to gain control of a Board of Directors without the approval or cooperation of incumbent directors and thus may deter unfriendly and unsolicited takeover proposals and proxy contests. On the other hand, a classified Board of Directors makes it more difficult for stockholders to change a majority of directors even where a majority of stockholders is dissatisfied with the performance of incumbent directors. In weighing the competing arguments for and against a classified Board, the Board was particularly mindful of the opinions expressed by a number of the Company's large institutional holders in opposition to a classified Board, and the Board also recognized that the environment for unsolicited takeover proposals and proxy contests has changed considerably over the last several years. Accordingly, the Board of Directors has determined that the classified Board should be eliminated and that the minimum number of directors should be reduced from 9 to 5. Under the terms of Article Eighth of the Company's Certificate of Incorporation, since the proposed amendment has been unanimously approved by the Board of Directors, adoption of the proposed amendment requires the affirmative vote of a majority of the outstanding shares as of the record date. As a result of such voting requirement, abstentions and broker non-votes will have the effect of votes "Against" this proposal.

        III. PROPOSAL TO ADOPT A PLAN TO PAY FIFTY PERCENT (50%) OF THE
                 BOARD AND COMMITTEE RETAINERS OF NON-EMPLOYEE
          DIRECTORS IN COMPANY COMMON STOCK RESTRICTED FOR THREE YEARS

     The Board of Directors has unanimously voted to recommend to the stockholders for their approval a plan to pay non-employee directors fifty percent (50%) of the annual Board and committee retainers in Company common stock.

     Under the terms of the plan, if approved by the stockholders, effective April 1996 the amount of the award would be determined annually on the date of the Annual Stockholders Meeting, based upon the closing price of the stock on that date and the then-applicable level of Board and committee retainers. The stock awards would be restricted against sale or other disposition for a period of three (3) years from the date of each award or the date of any non-employee director's retirement, death, disability, or not being renominated or re-elected to the Board, whichever occurs first. The Plan will be administered by the Compensation Committee of the Board of Directors. The full text of the proposed Plan is attached to this proxy statement as Exhibit B. This description of the proposed Plan is qualified in its entirety by reference to Exhibit B.

     The directors Plan is intended to promote an increased proprietary interest in the Company by non-employee directors, thereby aligning such directors' interest more closely with the interests of stockholders generally. The Board of Directors contemporaneously determined that the compensation of the present

Chairman of the Board, George E. Powell, Jr., and any future ex-employee directors, should not mandatorily be subject to the stock plan. Mr. Powell, Jr. is an ex-employee who already has voting and investment powers in over two million shares of the Company's common stock.

     Adoption of the proposed amendment requires the affirmative vote of a majority of the outstanding shares as of the record date. As a result of such voting requirement, abstentions and broker non-votes will have the effect of votes "Against" this proposal.

                     IV. PROPOSAL TO APPROVE APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants of the Company for 1996. The appointment of independent public accountants by the Board of Directors is submitted annually for approval by the stockholders. Although stockholder approval is not required, if the stockholders do not ratify the appointment, the Board of Directors will reconsider the matter. A representative of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions, and he will have an opportunity to make a statement if he desires to do so.

                                V. OTHER MATTERS

     The Board of Directors does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

     PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. You may later revoke the proxy, and if you are able to attend the meeting, you may vote your shares in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS:


                                          WILLIAM F. MARTIN, JR.
                                          WILLIAM F. MARTIN, JR.
                                          Secretary

Overland Park, Kansas
March 12, 1996

                                   EXHIBIT A

     FIFTH: The business and affairs of the Corporation shall be managed by the Board of directors consisting of not less than 5 9 nor more than 15 persons. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. The directors need not be elected by ballot unless required by the Bylaws of the Corporation.

     The Board of Directors shall be divided into three classes as nearly equal in number as may be. The initial term of office of each director in the first class ("Class I") shall expire at the annual meeting of stockholders in 1984; the initial term of office of each director in the second class ("Class II") shall expire at the annual meeting of the stockholder in 1985; and the initial term of office of each director in the third class ("Class III") shall expire at the annual meeting of stockholders in 1986. At each annual election commencing at the annual meeting of stockholders of 1984, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of three years to succeed those whose term expires, so that the term of one class of directors shall expire each year.

     The Board of Directors shall be elected annually at the annual meeting of stockholders and the members of the Board so elected shall serve one-year terms to expire at the following annual meeting of stockholders. Each director shall hold office for the term for which he is elected or appointed and until his successor shall be elected and qualified or until his death, or until he shall resign.

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     No director of the corporation shall be removed from his office as a director by vote or other action of shareholders or otherwise unless the director to be removed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or unless the director to be removed has been adjudged by a court of competent jurisdiction to be mentally incompetent or to be liable for negligence or misconduct in the performance of his duty to the corporation and such adjudication is no longer subject to direct appeal.

                                   EXHIBIT B

                               YELLOW CORPORATION
                       DIRECTORS' STOCK COMPENSATION PLAN

1. PLAN ADMINISTRATION AND ELIGIBILITY.

     1.1 Purpose. The purpose of the Yellow Corporation Directors' Stock Compensation Plan (the "Plan") is to promote an increased proprietary interest in the Company and to encourage ownership of the Company's common stock by directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors").

     1.2 Administration. This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. Since this Plan is designed to be (to the maximum extent possible) self-effectuating, this function will be limited to matters of interpretation, implementation, and general administration oversight. The Committee may adopt such rules for administration of this Plan as may be deemed necessary or appropriate. Decisions of the Committee shall be final and binding on all persons who have an interest in this Plan.

     1.3 Participation in the Plan. Individuals who are Non-Employee Directors immediately following the election of directors at the Company's Annual Meeting of Stockholders in April of each calendar year (other than individuals who are former employees of the Company or any of its subsidiaries) are mandatory participants in this Plan for that calendar year. Non-Employee Directors (other than individuals who are former employees of the Company or any of its subsidiaries) who first join the Company's Board other than by election by the stockholders at the Annual Meeting shall receive their board compensation all in cash until their election at the first Annual Meeting following their appointment to the Board and shall be mandatory participants in this Plan thereafter. Non-Employee Directors who are ex-employees of the Company or any of its subsidiaries may participate in this Plan on an optional basis by filing a written election to participate with the Committee. Such written election to participate shall be effective with respect to an award to be made pursuant to
Section 3.1 of this Plan only if filed with the Committee by June 30 of the calendar year next preceding the calendar year in which the award is to be made, and such an election to participate shall remain in effect until revoked by filing a written revocation with the Committee by June 30 of the calendar year next preceding the calendar year for which the revocation is to be effective. Non-Employee Directors who participate in this Plan for a calendar year on a mandatory or optional basis are hereinafter referred to as "Participants."

2. STOCK SUBJECT TO THE PLAN

     2.1 Number of Shares. The maximum number of shares of the Company's One Dollar ($1.00) par value stock ("common stock" or "shares") which may be issued pursuant to this Plan shall be one hundred thousand (100,000) shares, subject to adjustment as provided in Section 4.4 below. If any shares of restricted stock are forfeited, the forfeited shares shall again become available for award under the Plan.

     2.2 Share Issuance. In order to fulfill its obligations under this Plan, the Company may utilize authorized but previously unissued shares, Treasury shares, or shares previously repurchased by or on behalf of the Company.

3. AWARDS OF RESTRICTED STOCK

     3.1 Awards. At the Board of Directors meeting immediately following the Company's Annual Meeting of Stockholders in April of each calendar year, each Participant shall be granted an award of restricted stock equal in value to fifty percent (50%) of the then applicable level of annual Board and Committee retainers, with the value of the Company's stock to be computed for the purposes of determining the number of restricted shares awarded by reference to the closing price of the Company's common stock on the National Association of Security Dealers Daily Average Quotation (NASDAQ) exchange on the date of the Company's applicable Annual Meeting of Stockholders. Such award shall be in lieu of fifty percent (50%) of the annual Board and Committee retainers otherwise payable to the Participant in cash. To the extent that there are insufficient shares available for awards, the awards to all Participants for that year shall be proportionately reduced.

     3.2 Vesting Schedule. Restricted stock awarded to Participants each calendar year under Section 3.1 shall vest and become non-forfeitable on the third anniversary of each award, subject to earlier vesting as provided in Sections 3.3. and 3.6 below.

     3.3 Terms of Award. Each award of restricted stock to a Participant shall be evidenced by an award document containing the following express terms and conditions:

          3.3.1 Escrow. During such time as the Company issues certificates as evidence of its shares, each Participant receiving an award of restricted stock shall execute an award document, an escrow agreement, and appropriate blank stock powers with respect to his or her restricted stock. Stock certificates for such restricted stock registered in the name of each Participant and bearing a legend referring to the restrictions imposed by this Plan shall be issued and deposited, together with the award document, the escrow agreement and stock powers, with the Company acting as escrow agent. A Participant shall be entitled to the delivery of such stock certificate out of escrow only in accordance with the provisions herein. At such time as the Company issues shares by book entry, the Board shall ensure that appropriate steps are taken to ensure that forfeited shares are returned to the account of the Company. All shares of common stock or other securities or property issued with respect to or in substitution for common stock held under the escrow agreement from time to time, whether such common stock or securities or property is issued by the Company or by another issuer, and all cash or property received by the Company, as escrow agent, on account of the redemption of the restricted stock or the liquidation of the Company, shall be treated as restricted stock and shall be subject to all terms and conditions of the restricted stock award document and escrow agreement and shall be delivered out of escrow to a Participant or to the Company as if it were the portion of common stock with respect to which they were issued.

          3.3.2 Termination of a Director. A Participant whose membership on the Board terminates by reason of retirement following attainment of age 70, death, disability, or not being renominated or re-elected to the Board, shall fully vest in all restricted stock notwithstanding any provision to the contrary. A Participant whose membership terminates for any other reason shall forfeit to the Company all restricted stock which, at the time of such termination, is not then vested. For this purpose, "disability" shall mean long-term disability as determined under rules and procedures that apply under the Company's Long-Term Disability Plan for employees as then in effect.

     3.4 Stockholder Rights. Except as otherwise provided herein, each Participant shall have all the rights and privileges of a stockholder of the Company as to his or her restricted stock, including the right to receive any cash dividends and, subject to Section 3.3.1, other dividends declared with respect to such stock and the right to exercise voting rights.

     3.5 Section 83b Elections. A Participant who files an election with the Internal Revenue Service to include the fair market value of any shares of restricted stock in gross income while such shares are subject to restriction shall promptly furnish the Committee with a copy of such election. The Participant shall be responsible for paying the amount of any federal, state, local or other taxes required to be paid with respect to such election.

     3.6 Acceleration of Vesting. Notwithstanding Section 3.2, in the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, any unvested awards granted prior to the date of merger or consolidation shall vest on the last business day immediately prior to the effective date of the merger or consolidation.

4. GENERAL PROVISIONS

     4.1 Effective Date of this Plan. This Plan shall be effective April 25, 1996, subject to approval by the stockholders of the Company. Awards under this Plan may be made only after such stockholder approval of the Plan.

     4.2 Duration of the Plan. This Plan shall remain in effect until all shares reserved for awards under the Plan have been awarded.

     4.3 Amendment of the Plan. The Board of Directors of the Company may suspend or discontinue this Plan or revise or amend it in any respect, provided, however, that without approval of a majority of the Company's stockholders, no revision or amendment shall (i) change the number of shares subject to this Plan (except as provided in Section 4.4), (ii) change the designation of the class of directors eligible to participate in the Plan, (iii) change the method of computation of awards under the Plan, or (iv) materially increase the benefits accruing to participants under or the cost of this Plan to the Company. Moreover, in no event may Plan provisions be amended more than once every six months other than to comport with changes in the Internal Revenue Code or the rules and regulations thereunder. No amendment, modification, or termination of this Plan shall in any manner adversely affect the rights of any Participant with unvested awards under this Plan without his or her consent.

     4.4 Changes in Shares. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the shares, appropriate adjustment shall be made in the number or other character of any unvested shares in each Participant's account as of the effective date of change. Any such adjustment shall be made by the Committee with a view toward preserving the economic benefit of the shares to the Participant.

     4.5 No Right to Continue as a Director. Neither this Plan, nor the granting of any award under this Plan, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

     4.6 Assignments. The rights and benefits under this Plan may not be assigned, except with respect to such assignments occurring by reason of the death or disability of any Participant.

     4.7 Notice. Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

     4.8 Stockholder Approval and Registration Statement. This Plan shall be approved by the Board of Directors and submitted to the Company's stockholders for approval. Any awards under this Plan prior to the effectiveness of a registration statement filed with the Securities and Exchange Commission covering the shares to be issued hereunder shall be expressly conditional upon the effectiveness of a registration statement covering the shares.

     4.9 Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

                                 [FRONT SIDE]

                              YELLOW CORPORATION
                                    PROXY

                ANNUAL MEETING OF STOCKHOLDERS, APRIL 25, 1996
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints GEORGE E. POWELL, JR., DAVID H. HUGHES AND GEORGE E. POWELL III, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Yellow Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Yellow Corporation, to be held at the Radisson Hotel Overland Park, 8787 Reeder Road, Overland Park, Kansas, on Thursday, April 25, 1996 at 9:30 a.m., and at any adjournments thereof.
        If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said Proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

         (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)
--------------------------------------------------------------------------------

                                [REVERSE SIDE]


        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  IF NO
DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL PROPOSALS.

1.  ELECTION OF DIRECTORS:                         Nominees - George E. Powell III, Klaus E. Agthe and Howard M. Dean

  FOR all nominees              WITHHOLD
  listed (except as             AUTHORITY          (To withhold authority to vote for any individual nominee, write that nominee's
    marked to the            to vote for all        name on the line provided below.)
contrary to the right).          nominees
                                                   ________________________________________________________________________________
        []                         []              The Board of Directors recommends a vote FOR all director nominees listed.

2.  PROPOSAL TO APPROVE AN AMENDMENT        3.  PROPOSAL TO APPROVE A PLAN         4.  PROPOSAL TO APPROVE THE APPOINTMENT
to the Certificate of Incorporation         to pay fifty (50) percent of the       of Arthur Andersen LLP as independent public
eliminating the classification of the       Board and Committee retainers of       accountants of the Corporation for 1996.
Board of Directors and reducing the         non-employee directors in Company
minimum number of directors from 9 to 5.    common stock restricted for three(3)
                                            years.

The Board of Directors recommends           The Board of Directors recommends       The Board of Directors recommends
a vote FOR Proposal 2.                      a vote FOR Proposal 3.                  a vote FOR Proposal 4.

FOR        AGAINST       ABSTAIN            FOR        AGAINST       ABSTAIN        FOR        AGAINST       ABSTAIN
[]           []             []              []           []             []          []           []             []

5.  OTHER BUSINESS:  In their discretion
the Proxies are authorized to vote upon
such other matters as may properly come
before the meeting.
                                                                        Please sign exactly as name appears to the left.  When
                                                                        shares are held by joint tenants, both should sign.  When
                                                                        signing as attorney, executor, administrator, trustee,
                                                                        or guardian, please give full title as such.  If a
                                                                        corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

CONFIDENTIAL VOTE REQUESTED:                                            ___________________________________________________________
             []                                                         Signature

                                                                        __________________________________________________________
                                                                        Signature if held jointly
                                                                        Dated:______________________________________________, 1996

                                                                        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                                                                        USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
                                                                        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
